Exhibit 99.2

SITO Mobile, Ltd.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	Pro Forma		Pro Forma March 31,
	2015	Adjustments		2015

Assets
Current Assets
Cash and cash equivalents	$4,815,907	$(1,300,000)	[A]	$3,515,907
Accounts receivable, net - current portion	3,412,297	-		3,412,297
Other receivables	525,000	-		525,000
Prepaid expenses	239,384	-		239,384

Total current assets	8,992,588	(1,300,000)		7,692,588

Property and equipment, net	325,073	-		325,073

Other assets
Accounts receivable, net	225,000	-		225,000
Capitalized software development costs, net	989,263	-		989,263
Intangible assets:
Patents, net	384,171	-		384,171
Patent applications cost	834,483	-		834,483
Software license	831,000	1,500,000	[A]	2,331,000
Customer relationships	-	1,300,000	[A]	1,300,000
Goodwill	4,482,884	1,044,917	[A]	5,594,845
		67,044	[B]
Deferred loan costs, net	120,653	-		120,653
Other assets including security deposits	83,326	-		83,326

Total other assets	7,950,780	3,911,961		11,862,741

Total assets	$17,268,441	$2,611,961		$19,880,402

SITO Mobile, Ltd.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	Pro Forma		Pro Forma March 31,
	2015	Adjustments		2015

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,994,687	$-		$2,994,687
Accrued expenses	459,867	-		459,867
Accrued compensation - related party	374,673	-		374,673
Deferred revenue	567,214	-		567,214
Current obligation under capital lease	19,855	-		19,855
Purchase price payable	1,000,000	(1,000,000)	[B]	-
Note payable net - current portion	2,000,004	-		2,000,004

Total current liabilities	7,416,300	(1,000,000)		6,416,300

Long-term liabilities
Obligations under capital lease	12,883	-		12,883
Note payable net	6,776,248	-		6,776,248

Total long-term liabilities	6,789,131	-		6,789,131

Total liabilities	14,205,431	(1,000,000)		13,205,431

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.0001 par value, 5,000,000 shares authorized; none issued and outstanding	-	-		-
Common stock, $.001 par value; 300,000,000 shares authorized, 153,898,166 shares issued and outstanding - March 31, 2015 and [*] shares issued and outstanding – Pro Forma March 31, 2015	153,898	6,206	[A]	163,065
		2,961	[B]
Additional paid-in capital	138,193,405	2,538,711	[A]	141,796,199
		1,064,083	[B]
Accumulated deficit	(135,284,293)	-		(135,284,293)

Total stockholders' equity	3,063,010	3,611,961		6,674,971

Total liabilities and stockholders' equity	$17,268,441	$2,611,961		$19,880,402

Notes

[A]	The Company purchased the Purchased Assets by issuing to Hipcricket 6,205,602 shares of the Company’s common stock and $1,300,000 in cash. The Company acquired all rights in, to contracts with Hipcricket’s mobile advertising customers, customer lists and records as well as certain intellectual assets and properties used in Hipcricket’s mobile advertising business. The Company issued 6,205,602 shares of its common stock that is valued at $2,544,917 based on a $0.4101 market value share price on July 8, 2015, the date of issuance. The purchase price is allocated as $1,500,000 for a royalty-free perpetual license to Hipcricket’s software based mobile advertising platform, $1,300,000 for customer lists, records and sales orders and $1,044,917 to goodwill.

[B]	On June 30, 2015, under contractual terms for an additional payment should the Company achieve at least $3,000,000 in media placement revenue in the twelve-month period starting August 1, 2014, the Company determined that additional consideration was due and the Company issued 2,961,159 shares of its common stock that is valued at $1,067,044 based on a $0.36 market value share price on the date of issuance. With the stock issuance, the Company paid the $1,000,000 purchase price reducing the purchase price payable, increased goodwill by $67,044 and recognized the $2,961 in par value and $1,064,083 in additional paid in capital.